Exhibit 99

Election Date is April 28, 2006. Please make sure your vote is counted by returning the Shareholder Committee proxy.

WHO WE ARE:

Pursuant to an order of the Second District Court of the State of Nevada (the “Nevada Court”), a Special Meeting of the Shareholders of FIRSTPLUS Financial Group, Inc. (the “Company”) will be held on April 28, 2006. During the last seven years the Company’s incumbent management has failed to file required SEC reports including but not limited to annual reports on Form 10-K and quarterly reports on Form 10-Q’s, with their required accompanying audited and un-audited financial statements (other than the recent filings listed on the page entitled Business Plan).

The Company has not held an annual shareholder meeting or election of directors since March 1998.  The Nevada Corporate Code, at NRS 78.345, provides that “If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330.”

As a result of the efforts of a group of shareholders calling ourselves the FPFX Shareholder Value Committee (the “Committee”), together with the efforts of other shareholders, the Nevada court has ordered the Company to call and hold a meeting of shareholders to elect directors.  The Committee consists of fellow shareholders James T. Capretz, Robert D. Davis, George R. Eberting, James P. Hanson, and Danford L. Martin.

The Company’s failure to file required reports and hold required shareholder meetings was the result of actions or inactions of the current board of directors and/or their predecessors.  At the Special Meeting of Shareholders, the current directors will attempt to have themselves re-elected as directors of the Company.  The Committee believes it is in the best interests of all shareholders of the Company to replace all current directors and appoint all new directors.

The Committee’s proxy statement serves as our notice of the Committee’s intent to nominate an opposing slate of director candidates consisting of James T. Capretz, Robert D. Davis, James P. Hanson, and Danford L. Martin.

Nominations of the Committee’s candidates will be made at the Special Meeting of Shareholders in compliance with the Company’s articles of incorporation.  The Committee believes that it is imperative to replace the present Board of Directors, to attempt to salvage the substantial value of the Company that we believe still remains, and return that value to the current shareholders, who are the owners of the Company.  Some members of the Committee are not holding Company securities merely to recoup value, but continue to purchase and sell those securities.

We invite you to attend the Special Meeting of Shareholders to be held at Silver Legacy Resort Casino (Room Expo A) 407 North Virginia Street, Reno, Nevada 89501, on April 28, 2006 at 10:00 a.m., Pacific Time.

REASONS FOR SOLICITATION OF YOUR PROXY

Following are reasons the Committee is soliciting proxies from Company Shareholders to be voted in favor of the four (4) Committee Nominees: (1) Danford L. Martin, (2) James T. Capretz, (3) James P. Hanson, and (4) Robert D. Davis who are nominated for an opposing slate to Company nominated director candidates:

·    The Company has failed to hold an annual meeting or election of directors since March 1998.

·    The Company has also failed to provide audited financial statements to the shareholders for over seven (7) years (other than the filings listed on the page entitled Business Plan).    Prior to the Court order for this Special Meeting, the Company had not filed annual reports on Form 10-K (as required by the Securities and Exchange Commission) since December 9, 1997.  Also prior to the Court order for this Special Meeting, the Company had not filed a quarterly report on Form 10-Q (as required by the Securities and Exchange Commission) since November 16, 1998.

·     Because of the above, in March 2005, 73 shareholders of FirstPlus filed a Petition to order an election of directors of FirstPlus and a Complaint for equitable, declaratory, and injunctive relief in the matter captioned Danford L. Martin, et. al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe (“Nevada litigation”), as provided for by NRS 78.345:(See copy below). The following Committee members participated in that Shareholder Petition:  Robert D. Davis, George R. Eberting, James P. Hanson, and Danford L Martin.  As a result of this, the Court ORDERED the Company to hold a Special Election of directors in Reno, Nevada (where the Court is located).  The election of directors is scheduled for April 28, 2006.

·    The Company has failed to file federal income tax returns for the years 2002, 2003, and 2004.

·    Despite the Company’s repeated promises, it has failed to restate its financial statements for the three-year period ended September 30, 1997, and has failed to obtain audited financial statements for any period following September 30, 1997 (other than the filings listed on the page entitled Business Plan).

·    The engagement letter for the Company’s current auditor merely provides for the auditor to audit the Company’s balance sheet as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the periods ended December 31, 2003 and 2004. This leaves a black hole from October 1, 1994 through December 31, 2002.

            Summary – Because of the reasons stated above, the Committee believes that it is imperative to replace the present Board of Directors in an attempt to salvage our investment in the Company of the substantial value the Committee believe still remains, and return that value to the current shareholders, who are the owners of the Company.  As a result, most of the Committee members participated in the Shareholder Petition described in the fourth bullet above.  During the April 12, 2005 Hearing, Mr. Jack Draper (President of FirstPlus) introduced himself to several Shareholders (five or six).  Among the Shareholders were three (Danford Martin, James Hanson, and George Eberting) who later became part of the "Committee".  Danford Martin and James Hanson did not engage in conversation with Mr. Draper.  Mr. Draper had a brief conversation with Mr. Eberting.  Some members of the Committee are not holding Company securities merely to recoup value, but continue to purchase and sell those securities.

Subsequently on July 13, 2005, a “Notice of Nomination” nominating seven (7) Directors was sent to the Company and their Counsel, as within the last two years, the Company had as many as 7 Directors.  The Company’s legal counsel notified the Committee’s legal counsel that only 4 Directors will be elected at the up-coming special meeting.  On July 27, 2005 a re-constituted Committee sent the Company a revision to the “Notice of Nomination” resulting with the nomination of four (4) Committee Nominees: (1) Danford L. Martin, (2) James T. Capretz, (3) James P. Hanson, and (4) Robert D. Davis who are nominated for an opposing slate to Company’s nominated director candidates.  Nominations of our candidates will be made at the Special Meeting of Shareholders in compliance with the Company’s articles of incorporation.

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“NRS 78.345  Election of Directors by order of court upon failure of regular election.

1.            If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330.

2.            The application must be made by petition filed in the county where the registered office of the corporation is located and must be brought on behalf of all stockholders desiring to be joined therein.  Such notice must be given to the corporation and the stockholders as the court may direct.

3.            The directors elected pursuant to this section have the same rights, powers and duties and the same tenure of office as directors elected by the stockholders at the annual meeting held at the time prescribed therefore, next before the date of the election pursuant to this section, would have had.”

SHAREHOLDER COMMITTEE NOMINEES FOR BOARD OF DIRECTORS

The Committee's proxy statement serves as our notice to nominate an opposing slate of director candidates and solicits your vote to elect the following slate who are running in opposition to the current Board.  Nomination of our candidates will be made at the special Meeting of the Shareholders in compliance with the Company's articles of incorporation.

James T. Capretz

Robert D. Davis

James P. Hanson

Danford L. Martin

The persons listed above have volunteered to serve as nominees for seats on the Board of Directors.  Click on each Nominee's name to see a resume.

It is important that when you vote, that you vote for the entire slate of Shareholder Committee's nominees.  There is no assurance that the Company's Nominees will serve (if elected) with any of the Committee Nominees.

JAMES T. CAPRETZ

5000 Birch St. West Tower Suite 2500  Newport Beach, CA 926660

James T. Capretz has been a member of the Louisiana State Bar since 1963, and the California State Bar since 1969.  He has been the principal of the Newport Beach law firm of Capretz & Associates and earlier law firms he founded since 1970.  He is listed in the Martindale-Hubbell Bar Registry of Preeminent Lawyers.  He was the only attorney in private practice named in the initial publication of the top 50 most influential business people in Orange County by the Orange County Business Journal.

Mr. Capretz was the founder and Chairman of the Board of Western Interstate Bancorp, Inc., a financial service holding company based in Irvine, California, and Citizens Thrift and Loan, a California state charted thrift and loan company, until the two companies were sold in September, 1998 to FirstPlus Financial Group, Inc., whereupon Citizens Thrift and Loan became FirstPlus Bank.  Mr. Capretz has had no relationships with FirstPlus or its subsidiaries subsequent to the sale.

Mr. Capretz serves as Special Counsel in the national product liability class action entitled Bowling vs. Pfizer, et al. in federal district court in Cincinnati, Ohio and he holds a position of responsibility in federal class district lawsuits across the United States, since 1992.  He is a Special Master for the State Bar of California and serves as a Judge Pro Tem for the Orange County Superior Court and as a member of the Arbitration Panel of the Orange County Superior Court, since 1990.  He is a member of the National Association of Securities Dealers Inc., Board of Arbitrators, since 1999.  He periodically writes and lectures on topics of legal interest.  He holds a certificate of completion from the Harvard Law School Mediation Workshop for Lawyers.  He was the founder of ProMediate, an alternative dispute resolution service, which was started in 1992 to resolve complex civil litigation matters.

Mr. Capretz currently serves as a member of the St. Joseph Hospital Advisory Board and is a board member of the Holy Cross School in New Orleans, Louisiana.   In the early 90’s (1990 to 1992) Mr. Capretz was a director of Taylor Woodrow Construction Co., a California state wholly owned subsidiary of Taylor Woodrow, a publicly-held London, England corporation and of Saffel & McAdams, Inc., a commercial and industrial construction company that was based in Irvine, California.  He has served as chairman of the XXIII Olympic Support Committee of the Orange County Bar Association and as a member of the bar's Real Estate section.  He has also been a member of the Board of Directors of the Industrial League of Orange County; the Foundation Boards of St. Joseph's Hospital, the University of California at Irvine and the Orange County-wide Leadership Awards Committee for high school seniors, a program sponsored by the Irvine Company.  He has been a member of the Chancellor's Club at the University of California at Irvine and at the University of California at Santa Barbara.

Mr. Capretz owns 11,297 shares of stock, which equals 0.02% of the outstanding stock.

ROBERT D. DAVIS

809 Eastover Circle, Deland, FL  32724

Robert D. Davis has been a Certified Public Accountant from 1977 until retirement in September, 1997.

Mr. Davis entered the United States Navy in 1948 as an Apprentice Seaman.  He retired from the Navy in 1969 as an officer.  During his naval career he was primarily involved in intelligence, administration and personnel.  He served several tours in the Pentagon in the Department of Defense, and in the Office of Naval Intelligence.

In 1969, Mr. Davis attended the University of Georgia.  In 1970, he graduated with a Bachelor of Science degree in Computers.  He was in the top 6% of his graduating class in the College of Business.  In 1971, he received the Master of Accountancy degree from the University of Georgia.

During the period 1972 through 1974, Mr. Davis was employed as an Assistant Professor of Accounting at Valdosta State University, and University of West Georgia.

During the period 1975 - 1977, Mr. Davis was employed at South East Missouri State University as an Assistant Professor of Accounting.

In 1977, Mr. Davis passed the Certified Public Accountant examination in Missouri and was awarded the CPA certificate.  Later that year he moved to Florida where he was issued a license as a CPA.

From 1977 to retirement in 1997, Mr. Davis was the principal of his own CPA firm.

Mr. Davis has been a member of the DeLand area Lions Club and served various executive positions, including a term as President.

Mr. Davis holds 283,900 shares of FPFX or .6% of the outstanding shares.

JAMES P. HANSON

22973 Sutro Street, Hayward, CA  94541

James P. Hanson is a Certified Public Accountant with the specialty designation of Personal Financial Specialist.  His public accounting practice, since 1975, is located in Hayward, California.  The firm, James P. Hanson Accountancy Corp., provides tax and accounting services as well as estate, retirement and personal financial planning services.  Mr. Hanson is a 1968 graduate of Fresno State University.

Mr. Hanson is also a California Real Estate Licensee actively involved in mortgage financing and refinancing.  Mr. Hanson is a Registered Investment Advisor (RIA) and has Series 22 and 63 NASD Securities licenses.

Mr. Hanson has served on the Board of Directors of TriNet Employer Group, a San Leandro, California based human resource outsourcing firm, from 1990 to August 2005.

Mr. Hanson has served on the Board of Directors of the Hayward California Chamber of Commerce on and off for the past 25 years, and has just begun serving as a Director of the Hayward Rotary Club.  Mr. Hanson has been serving as a Director of the Southern Alameda County Estate Planning Council since 1996.

Mr. Hanson also serves on the Board of Directors of St Rose Hospital Foundation as the Treasurer.

Mr Hanson owns directly/indirectly 425,000 shares of stock, equal to .9% of the outstanding stock.

DANFORD L. MARTIN

7 Egret Lane, Aliso Viejo, CA  92656

Danford L. Martin spent 35 years in the computer field of ‘IS’  (Information Systems) from 1967 through 2002.  He worked as a consultant to several large corporations the last 10 years of that period.  He was principal, Chief Financial Officer and Director of Millennium Information Services Inc., an ‘IS’ consulting firm in Southern California from 1997 to 2002.  Mr. Martin retired from Millennium Information Services and closed his business in December, 2002.

Mr. Martin has also been a licensed real estate broker in California since 1975 and is currently owner and broker of the residential real estate firm Pacific Horizons.  He has extensive knowledge of residential sales, property evaluations, home mortgages and loans.

Mr. Martin served seven years in the US. Army, with special assignments to NATO - Greece, MAAG – Iran, and 5th Army Headquarters - Chicago.

Mr. Martin has been an investor in FirstPlus Financial Group, Inc. since 1997.

Mr. Martin has 2,518,700 shares of FPFX (including 857,500 shares of common stock held separately by Mr. Martin's wife) or 5.6% of the outstanding shares.

BUSINESS PLAN

If elected, the Committee Nominees intend to promptly perform a comprehensive review of the Company's past activities, in order to consider a course of action (and a more in-depth Business Plan) to maximize shareholder value.  Furthermore the Nominees intend to hold annual shareholder meetings, oversee the issuance of audited financial statements, and keep shareholders and investors informed of the Company’s progress, to the extent that available resources will allow.

Given the lack of audited financial reports (other than the recent filings listed below) and lack of shareholder meetings over the last seven years the Committee believes that it is imperative to replace the present four Board of Directors!  However, there is no assurance that, even if our nominees are elected, they will be able to successfully carry out each of the items mentioned above.

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Company filings:

You can view the company's latest SEC filings at http://www.secinfo.com/$/SEC/Registrant.asp?CIK=1000368.

 CREDITOR TRUST

The following information is based on the Committee's understanding of the FirstPlus Financial Inc. Creditor Trust:

FirstPlus Financial, Inc., the subsidiary of FirstPlus Financial Group, Inc. was placed in bankruptcy on Mar, 05 1999. The plan was confirmed April 25, 2000. A Trust was set up for the management of the Estate in Bankruptcy. Mr. David Obergfell was appointed as Trustee. The common stock of FirstPlus Financial Inc. (“the Debtor”) was placed in a sub-trust of the Trust on September 10, 2001.

The creditors were classified secured and unsecured. The FirstPlus Financial Group, Inc. is classified as an unsecured creditor of FirstPlus Financial Inc. The settlement states that all of the secured creditors had to be paid before the unsecured creditors would start receiving payments.

The Creditor Trust (managed by Mr. David Obergfell) receives quarterly payments from the “Cash Flow Instrument”.  This income is generated by the Residuals Assets derived from the interest spread in the outstanding mortgages. The class 4 unsecured claims have accrued interest at 8 1/2 % since May 10, 2000.  One of the creditors to the class 4 claims is the Group Inter-company claim.   Inter-company claim payments are sent from the Creditor Trust to the Grantor Trust.

The first distribution for unsecured creditors was made as of November 30, 2004. The second distribution was made as of March 31, 2005. The third distribution was made as of July 31, 2005. A fourth distribution was made on November 18, 2005. You can view the latest information directly from the Trustee's web site at: http://www.fpficreditorstrust.com

As far as we know, no distributions have been made to the FIRSTPLUS FINANCIAL GROUP GRANTOR TRUST.

Interesting Links

Link to SEC Filings

You can view the most recent SEC filings, including the latest filing of the Shareholders Committee at the following web site:

http://www.secinfo.com/

Click on the SEARCH Button.   Type in the following:    FPFX

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The FirstPlus Financial, Inc. Creditor Trust      http://www.fpficreditorstrust.com/

U.S. Bank Web Site https://trustinvestorreporting.usbank.com/TIR/landingPage.jsp

WHAT YOU CAN DO

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VOTE

You can complete and return your Shareholder's Committee Proxy Form to the address on the form, even if you plan to attend the Special Shareholder meeting in Reno.    (In each of these sections, you can find additional information by clicking the underlined word or on the index at the left.)   (VOTE)

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MAKE A CONTRIBUTION

You can make a financial contribution.  (CLICK HERE for details)

HOW DO I VOTE

HOW DO I VOTE IN PERSON?

If you owned shares of First Plus’ common stock on the record date, you may attend the special meeting and vote in person.  If you are not the record holder of your shares, please refer to the discussion following the question “What if I am not the record holder of my shares?”  If you hold your shares in the name of a bank or broker, you will not be able to vote in person at the special meeting, unless you have previously specially requested and obtained a “legal proxy” from your bank or broker and present it at the special meeting.

WHEN YOU SIGN AND RETURN THE YELLOW PROXY CARD YOU WILL BE VOTING FOR OUR NOMINEES TO SERVE AS DIRECTORS UNLESS YOU APPROPRIATELY MARK YOUR CARD OTHERWISE.

WE BELIEVE THAT IT IS IN THE BEST INTEREST OF SHAREHOLDERS TO ELECT OUR NOMINEES AT THE SPECIAL MEETING, AND STRONGLY RECOMMEND A VOTE “FOR” THE ELECTION OF EACH OF OUR NOMINEES AND “FOR” THE ADOPTION OF EACH OF OUR PROPOSALS (IF ANY).

HOW DO I VOTE BY PROXY?

To vote by proxy, you should complete, sign and date the YELLOW proxy card and return it promptly in the provided postage-paid envelope.  To be able to vote your shares in accordance with your instructions at the special meeting, you should mail your proxy as soon as possible, but in any event in time to have it counted at the special meeting.

WHAT IF I AM NOT THE RECORD HOLDER OF MY SHARES?

If your shares are held in the name of a brokerage firm, bank nominee or other institution (a “Custodian”), only the Custodian can give a proxy with respect to your shares.  You may have received either a blank, executed proxy card from your custodian (which you can complete and send directly to the Custodian) or an instruction card (which you can complete and return to the Custodian to direct its voting of your shares).  If your Custodian has not sent you either a blank, executed proxy card or an instruction card, you may contact the Custodian directly to provide it with instructions.  If you need assistance, please contact the FPFX SHAREHOLDER VALUE COMMITTEE at the address and/or phone numbers set forth below.

If your shares are held in the name of a Custodian, and you want to vote in person at the special meeting, you may request a document called a “legal proxy” from the Custodian and bring it to the special meeting.  If you need assistance, please contact the FPFX SHAREHOLDER VALUE COMMITTEE at the address and/or phone numbers set forth below.

FPFX Shareholder Value Committee
c/o Danford L. Martin
7 Egret Lane
Aliso Viejo, CA 92656

877-NEW-FPFX (877-639-3739)

WHAT SHOULD I DO IF I RECEIVE A PROXY CARD?

Proxies are also being solicited by the incumbent management and board of FIRSTPLUS.  If you submit a proxy to us by signing and returning the YELLOW proxy card, then you should NOT sign or return the proxy card (or follow any voting instructions) provided by the incumbent management and Board of FIRSTPLUS unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a proxy card to FIRSTPLUS or your Broker, you may revoke it and provide your support for our nominees by signing, dating and returning the YELLOW proxy card.

WHAT IF I WANT TO REVOKE MY PROXY?

If you have already given a proxy, you may revoke it at any time before it is voted on your behalf.  You may do so in three ways:

·        by delivering a later-dated proxy directly to the Company or to us, the Committee; or

·        by delivering a written notice of revocation directly to the Company or to us; or

·        by voting in person at the special meeting.

SHOULD I SUBMIT A PROXY IF I PLAN TO ATTEND THE SPECIAL MEETING?

Whether you plan to attend the special meeting or not, we urge you to submit a proxy card.  Returning the YELLOW proxy card will not affect your right to attend the special meeting and vote.

WHO CAN VOTE?

You are eligible to vote or to execute a proxy only if you owned shares of the Company’s common stock on the record date for the special meeting, April 28, 2006.  Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the special meeting.  It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares.

Based on information disclosed by the Company, at the close of business on the record date, 45,340,090 shares of FirstPlus’ common stock were entitled to vote.

CONTRIBUTIONS

The cost of the litigation (pertaining to the petition and subsequent "Court Order" for the Special Meeting of Shareholders) has been in the tens of thousands of dollars.  Contributions to help pay legal expenses and fees have been requested and received from many Shareholders.  The Committee members themselves have made extensive contributions.

FirstPlus shareholders are advised to read the FPFX Shareholder Value Committee’s proxy statement when it becomes available because it contains important information.  Investors can get the proxy statement, the amended Schedule 13D, and other relevant documents for free at the Securities and Exchange Commission’s Internet website located at www.sec.gov.

General Rules and Regulation pertaining to contributions that support Proxy Solicitation identifies a “Person Making the Solicitation” (among others) as “Any person who finances or joins with another to finance the solicitation of proxies, except persons who contribute not more than $500 and who are not otherwise participants”.  Persons subject to the rule above (and who contribute more than $500) need to meet the requirements of Regulation 13D-G and Regulation 14A.

Per the statement above, your total contribution should not exceed $500 unless you are already named (or wish to be named) as a Contributor and listed in the Committee’s Proxy Statement Schedule 14A and Schedule 13D.  Shareholders who have contributed over $500 are already listed in the Schedule 14A and Schedule 13D, so additional contributions from them are fine.

Contributions to the Nevada litigation are permitted only in accordance with the guidelines described above.  Please send your contribution to:

FPFX Shareholder Action Fund
% Dan Martin
7 Egret Lane
Aliso Viejo, CA  92656

SHAREHOLDER FEEDBACK

The Shareholder Committee is very interested in hearing from you.  If you have any comments or questions, you can contact a member of the Committee by e-mail, by telephone, or by submitting the feedback form provided.

Please send your e-mails to info@fpfx.us     Please include your name and your telephone number.

If you wish to call, please call (toll-free)  1-877-NEW-FPFX (877-639-3739).

Click HERE to complete and submit the Feedback Form.